Exhibit 22.(i)

Opinion and Consent of Counsel

[LETTERHEAD]

VIA EDGAR

April 29, 2005

Transamerica Investors, Inc.

570 Carillon Parkway

St. Petersburg, FL 33716

Dear Sir or Madam:

In my capacity as Vice President and Secretary, I have acted as counsel for Transamerica Investors, Inc. (the “Funds”) and have reviewed Post-Effective Amendment No. 28 to the Funds’ Registration Statement under the Securities Act of 1933 on Form N-1A, and amendments thereto, with respect to the offer and sale of shares of capital stock (“Shares”) with a par value of $0.001 per share, of the above-referenced Funds.

I have examined the Funds’ Articles of Incorporation and Bylaws, as amended; the proceedings of its Board of Directors relating to the authorization, issuance, and proposed sale of the Shares; and such other records and documents as I deemed relevant. Based upon such examination, it is my opinion that Upon the issuance and sale of the Shares of the Funds in the manner contemplated by the aforesaid Registration Statement, as amended, such Shares will be validly issued, fully paid and non-assessable outstanding Shares of the Funds.

Very truly yours,

/s/ John K. Carter

John K. Carter, Esq.

Vice President and Secretary